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                                                                     Exhibit 4.4


                         AMENDMENT TO WARRANT AGREEMENT


      This Amendment to Warrant Agreement is made as of this 31st day of July, 1997, by and between The Chase Manhattan Bank (formerly known as Chemical Bank) (the "Holder"), Cryenco Sciences, Inc., a Delaware corporation (f/k/a Cryenco Holdings, Inc.) ("Cryenco") and Chart Industries, Inc., a Delaware corporation ("Chart").

      WHEREAS, the Holder and Cryenco, among others, are parties to a warrant agreement dated as of August 30, 1991, as amended, and letter agreements dated as of August 12, 1992 and August 31, 1993 (the "Warrant Agreement"), pursuant to which Cryenco granted the Holder a warrant or warrants (the "Cryenco Warrants") to purchase an aggregate of 43,403 shares of Cryenco Class B common stock, par value $.01 per share (the "Cryenco Common Stock") (such 43,403 shares having been adjusted to reflect the reverse stock split of Cryenco Common Stock effective August 13, 1992 and the antidilution adjustments triggered by Cryenco's Private Placement and related transactions with International Capital Partners, Inc. which occurred in December 1994, January 1995 and June 1995);

      WHEREAS, Cryenco and Chart entered into a Plan and Agreement of Merger dated as of April 30, 1997 (the "Merger Agreement") providing for the merger of an affiliate of Chart into Cryenco (the "Merger") and the conversion of all issued and outstanding Cryenco Common Stock (other than dissenters' shares) into cash in the amount of $2.75 per share;

      WHEREAS, in Section 5.4(b)(iii) of the Merger Agreement, Chart has agreed to offer to grant substitute warrants (the "Chart Warrants") to purchase shares of Chart's common stock, par value $.01 per share (the "Chart Common Stock), in exchange for the Cryenco Warrants; and

      WHEREAS, the Holder, Cryenco and Chart now desire that, in satisfaction of Chart's obligations under Section 5.4(b)(iii) of the Merger Agreement, the Cryenco Warrants be amended to provide the Holder with the right to purchase Chart Common Stock in substitution for the right to purchase Cryenco Common Stock.

      NOW, THEREFORE, in consideration of the foregoing, and the respective agreements and undertakings set forth herein, the parties hereby agree as follows:

      1. DEFINITIONS. Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Merger Agreement.

      2. AMENDMENT. As of the effective time of the Merger (the "Effective Time"), the Warrant Agreement and the Cryenco Warrants issued thereunder are hereby amended as follows:

          (a) CHART COMMON STOCK SUBSTITUTED FOR CRYENCO COMMON STOCK. All references to the right of the Holder to purchase shares of Cryenco

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Common Stock shall be deemed to be the right to purchase shares of
Chart Common Stock.

         (b) ADJUSTMENT TO NUMBER OF SHARES UNDERLYING WARRANT. The number of shares of Chart Common Stock issuable upon exercise of each Chart Warrant which is issued in substitution for a Cryenco Warrant shall be the product of (i) the number of shares of Cryenco Common Stock that were issuable upon exercise of the corresponding Cryenco Warrant immediately prior to the Effective Time times (ii) a fraction (the "Exchange Ratio") the numerator of which shall be $2.75 and the denominator of which shall be the average of the closing sales price of Chart Common Stock on the New York Stock Exchange as reported by the Wall Street Journal for the ten trading days immediately preceding the Effective Time; provided, however, that in no event shall the Exchange Ratio be less than .165 nor more than .206.

         (c) ADJUSTMENT TO PURCHASE OR EXERCISE PRICE. The purchase or exercise price per share of Chart Common Stock subject to a Chart Warrant shall be equal to (i) the purchase or exercise price per share of Cryenco Common Stock in the corresponding Cryenco Warrant divided by (ii) the Exchange Ratio.

         (d) NOTICES. Any notices, requests, forms, certificates or other documents or communications deliverable to Cryenco under the Warrant Agreement shall be required to be delivered instead to Chart at 35555 Curtis Boulevard, Eastlake, OH 44095, to the attention of the Chief Financial Officer, with a copy to Calfee, Halter & Griswold LLP, 1400 McDonald Investment Center, 800 Superior Avenue, Cleveland, OH 44114, Attention:
                  Thomas F. McKee.

         (e) SUBSTITUTION OF WARRANTS. Chart and the Holder agree that any and all Cryenco Warrants and/or Cryenco Warrant certificates issued pursuant to the Warrant Agreement shall be amended in a manner consistent with the provisions of this Amendment and that, upon the Holder's presentation to Chart of such Cryenco Warrants or Cryenco Warrant certificates, Chart shall deliver to the Holder, in exchange and substitution therefor, new Chart Warrants or Chart Warrant certificates.

      3. FULL COMPLIANCE: ASSUMPTION OF CRYENCO'S OBLIGATIONS: REFERENCES TO CRYENCO. The Holder acknowledges and agrees that, as of the Effective Time, Cryenco is in full compliance with all of its obligations under the Warrant Agreement, the Cryenco Warrants and any related agreements pertaining to registration rights of the Holder with respect to the shares of Cryenco Common Stock issuable upon exercise of the Cryenco Warrants. As of the Effective Time, Chart assumes all of the obligations of Cryenco under the Warrant Agreement as amended


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hereby, and all references to Cryenco in the Warrant Agreement shall be deemed to be references to Chart. To the extent that Holder is party to a separate registration rights agreement relating to Cryenco Common Stock, promptly after the Effective Time, Chart and the Holder shall enter into such supplemental agreement as may be necessary to provide the Holder with equivalent registration rights relating to Chart Common Stock issuable upon exercise of the Chart Warrants.

      4. RECEIPT OF CHART DISCLOSURES. The Holder acknowledges that it has received copies of Chart's 1996 Form 10-K Report and Chart's Form 1O-Q Report for the three-month period ended March 31, 1997.

      5. NO RIGHT TO PURCHASE CRYENCO COMMON STOCK. At and after the Effective Time, the Holder shall be deemed to have surrendered any and all rights under the Warrant Agreement and Warrant to purchase Cryenco Common Stock.

      6. CONSENT TO AMENDMENT. By the execution and delivery of this and Amendment, the Holder shall be deemed to have consented to the terms hereof in accordance with the terms of the Warrant Agreement.

      7. NO OTHER AMENDMENTS. Except as specifically provided herein or as otherwise necessary or appropriate to effectuate the intent of this Amendment, the provisions of the Cryenco Warrant shall remain in full force and effect without any alteration or modification thereto. Without limiting the generality of the foregoing, the date of grant and the date of termination of the Cryenco Warrant shall continue to be such dates as were in effect immediately prior to the Effective Time.

      8. SUCCESSORS AND ASSIGNS. This Amendment and all of the provisions hereof shall be binding on and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

      9. GOVERNING LAW. This Amendment shall be, and the Warrant Agreement shall be amended to provide that it shall be, governed by and construed in accordance with, the laws of the State of Delaware, without giving effect to principles of conflicts of law.

      10. SEVERABILITY. If any one or more of the provisions contained herein, or the application thereof in any circumstances, is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be affected or impaired thereby.

      11. COUNTERPARTS. This Amendment may be executed in one or more counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.




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      IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.


                                             CHART INDUSTRIES, INC.

                                              /s/ Don A. Baines
 Attest:  /s/ John T. Romain                 ---------------------------
       -----------------------               By:    Don A. Baines
                                             Title: CFO and Treasurer


                                             THE CHASE MANHATTAN BANK (formerly
                                                    known as CHEMICAL BANK)


Attest:                                      By:    /s/ Paula M. Carr
       -----------------------               --------------------------
                                             By:    Paula M. Carr
                                             Title: Vice President




                                             CRYENCO SCIENCES, INC.




 Attest:
       -----------------------               ---------------------------
                                             By:    James A. Raabe
                                             Title: Vice President





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